7555 Gateway Boulevard
Newark, CA 94560

P 510.742.3400
f 510-742-3401

www.revance.com
March 2, 2015
Philip J. Vickers, Ph.D.
28 Woodcliffe Road
Lexington, MA 02421
Re:    Service on Board of Directors of Revance Therapeutics, Inc.
Dear Phil,
On behalf of Revance Therapeutics, lnc. (the "Company"), I am pleased you have agreed to join the Company's Board of Directors ("Board") under the terms and conditions set forth herein.
The Company has agreed to appoint you (per Board approval), and you agree to serve, as Director effective as of February 26, 2015 (the "Effective Date"). You will serve as a Director from the Effective Date until you voluntarily resign or are removed from the Board (the "Term"). As a Director, you will be expected to participate in regularly scheduled meetings, which are expected to occur approximately four times per year, as well as special meetings of the Board. You will devote your best efforts and apply your professional expertise to the interests and welfare of the Company, and will be expected to comply with all of your legal obligations to the Company as a Director (e.g., fiduciary duties).
During the Term, you will receive quarterly payments of $9,875 as compensation for your services as a Director, payable on the terms set forth in the Company's Non-Employee Director Compensation Policy (the "Policy").
Pursuant to the Policy, you will also receive a non-qualified stock option to purchase 18,000 shares of the Company's common stock (the "Option") under the Company's 2014 Equity Incentive Plan (the "2014 Plan"). The Option will vest on the one year anniversary of the date of the grant subject to your Continuous Service (as defined in the 2014 Plan) and shall be governed in all respects by the 2014 Plan documents and applicable Option agreement. Subject to your Continuous Service as a non-employee member of the Board, you will be eligible for additional grants, as set forth in the Policy.

The Company will reimburse you for reasonable travel and other incidental expenses approved by the Company, so long as you provide the Company with appropriate receipts or other relevant documentation. You are not an employee of the Company and have no authority to obligate the Company by contract or otherwise. You will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to you for taxes. Any taxes shall be solely your responsibility.
You shall receive indemnification subject to the terms of the Company's form of indemnification agreement, which shall be provided to you under separate cover.
You represent and warrant that your services as a Director of the Company will not conflict with, and will not be constrained by, any prior or current agreement or relationship between you and any third party.
This letter agreement, together with your indemnification agreement and any applicable Option agreements, constitutes the entire agreement between you and the Company with respect to your service as a Director and supersedes any prior agreement, promise, or representation (whether written or oral) between you and the Company with regard to this subject matter. This letter agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by the party or parties affected by such modification or amendment. All questions concerning the construction, validity and interpretation of this letter agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.
This letter agreement is being presented to you following the Board's formal appointment of you to the Board and adoption of the other terms of this letter agreement.
We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter agreement and return it to Patty Perla, the Director of Human Resources at the Company. You may send an electronic copy to pperla@revance.com.
Sincerely,
REVANCE THERAPEUTICS, INC.
/s/ L. Daniel Browne
L. Daniel Browne
Chief Executive officer
AGREED:
/s/ Philip J. Vickers
Philip J. Vickers, Ph.D.
Date: March 5, 2015

Appendix A
Compensation for Outside Directors
Equity Compensation
1.Initial Option Grant: On the date of initial election to the Board, the Director will be granted a stock option for 18,000 shares. The shares will vest on the 1 year anniversary of the date of grant so long as the Director continued to serve on the Board through such date.
2.    Annual Option Grant: On the date of each annual stockholder meeting, each Director who continues to serve on the Board will be granted a stock option for 8,000 shares. The shares will vest on the 1 year anniversary of the date of grant, so long as the Director continued to serve on the Board through such date.
Cash Compensation
1.    Annual Board Service Retainer:

a.	$39,500 for Board Members ($64,000 for Chairman of the Board)
2.    Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $7,500 ($20,000 for Committee Chair)

b.	Member of the Compensation Committee: $5,000 ($12,250 for Committee Chair)

c.	Member of the Nominating & Governance Committee: $4,500 ($8,000 for Committee Chair)